Exhibit 10.45

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of April, 2007, by and between Ener1, Inc., a Florida corporation with its offices at 500 West Cypress Creek Road, Suite 100, Ft. Lauderdale, Florida 33309 (the “Corporation”), and Subhash Dhar (the “Executive”).

WHEREAS, the Corporation desires to retain the Executive in the position described herein, and the Executive desires to assume such position, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Corporation and the Executive agree as follows:

1. Employment; Duties.

(a) Employment and Employment Period. The Corporation will commence the employment of the Executive beginning April 1, 2007 (the “Commencement Date”) and shall continue to employ the Executive until April 1, 2008 (the “Initial Term”). Executive’s employment shall then automatically renew for subsequent one year periods following the termination of the Initial Term or any subsequent term, unless either party gives written notice to the other at least 45 days prior to the termination of such period of its intent not to extend or renew this Agreement. The Initial Term and all subsequent terms are referred to herein as the “Employment Period.”

(b) Offices, Duties and Responsibilities. The Executive shall hold the title of President of the Corporation and Vice Chairman of EnerDel’s Board of Directors. The Executive shall report to the Board of Directors of the Corporation (the “Board”). The Executive shall maintain offices at the Corporation’s Ft. Lauderdale office and the Corporation’s plant in Indianapolis, Indiana, and will work from one of these offices in addition to spending time in the Detroit area necessary for business and customer development so long as such time is approved in advance by the Chief Executive Officer of the Company, unless traveling on the Corporation’s official business. The Corporation will pay for a furnished apartment or equivalent accommodations, rental car and out of pocket expenses for the first year of employment from the Commencement Date. It is understood that the Company may have to establish a business development and marketing and sales office in the Detroit area.

(c) Job Description. The Executive will recommend strategic partners and new business opportunities worth pursuing. Additionally, the Executive will have daily responsibility for the Corporation’s operations (EnerDel, EnerFuel, NanoEner and other subsidiaries and affiliates) including all issues inside the Corporation. The Executive will interview and understand each key employee’s role and be able to make organizational and structural changes across the board that will allow successful implementation of the Corporation’s business plan.

(d) Devotion to Interests of the Corporation. Except as expressly authorized by the Board, until the effective date of notice of termination of this Agreement by either the Executive or the Corporation or the end of the Employment Period, the Executive shall render his business services solely in the performance of his duties hereunder. Notwithstanding the foregoing, the Corporation acknowledges that the Executive presently serves on the board of directors for non-battery related companies and may continue to do so for such entities to the extent such service does not exceed 5% of his business time and does not interfere with his ability to fulfill his obligations to the Corporation.

(e)

2. Base Compensation and Fringe Benefits.

(a) Base Compensation. The Corporation shall pay the Executive a base salary at the rate of $360,000 per year (“Base Salary”) paid bi-monthly at the Corporation’s normal payroll intervals, with deduction of such amounts as may be required to be withheld under applicable law and regulations. Upon successful completion of two of the milestones set forth in Schedule I attached hereto within the first six months from the Commencement Date, the Base Salary will be adjusted to $410,000 per year. Thereafter, annual increases to this Base Salary shall be as determined by the Board of Directors at the beginning of each fiscal year of the Corporation, beginning January 1, 2008; provided, however, that two of the milestones achieved that result in an adjustment to the Base Salary after six months will not be counted for future merit increases and all weight applied to the accomplishment of milestones will be in the judgment of the Board of Directors. Upon the Commencement Date, the Corporation will also pay the Executive a one time payment of $30,000 as compensation for certain lost opportunities. The Corporation will also ensure prompt payments of the March, 2007 or any other invoices under a previous Consulting Agreement with the Executive.

(b) Fringe Benefits. The Executive shall be entitled to eligibility for enrollment in the Corporation’s medical, dental and life insurance plans in accordance with the available coverage there under to senior executives of the Corporation. All other benefits generally available to regular full-time employees will be made available to the Executive pursuant to the applicable personnel policies of the Corporation. Executive shall be entitled to four (4) weeks paid vacation per year. The Executive shall be authorized to travel business class both domestically and internationally. The Executive shall have a corporate credit/debit card for authorized business use.

(c) Bonus Compensation. You will be eligible to receive a cash bonus of up to 100% of the base salary based on mutually agreed upon objectives tied to the business plan objectives and stock price performance as provided on Schedule I hereto in the fiscal years 2007 and 2008. In addition, you will be eligible for a cash bonus for investment funds that you introduce to the Company (other than companies or individuals that the Company and/or its officers, directors or shareholders have already contacted or that come through other introductions) of 3% of the total net investment 1% of which will be payable in common stock of the Company and 2% of which will be payable in cash.

(d) Equity Interest.

(1) On the Commencement Date, two (2) million shares of restricted stock will be awarded upon commencement, vesting upon the accomplishment of certain corporate specific milestones specified on Schedule I hereto.

(2) Three (3) million options to purchase common stock of the Corporation with a strike price as follows: (i) 1.5 million at $0.28 per share and (ii) 1.5 million at the price of $0.35 per share. These options will not vest until the stock price of the common stock underlying the options has reached $1 per share (adjusted for stock splits, reverse stock splits, etc.).

(3) Both (1) and (2) above assume that you are still employed with the Corporation the date that vesting would have occurred (including the notice period for termination). During the first year after the Commencement Date, the Executive will have 30 days after termination of this Agreement to exercise any vested shares or options. If this Agreement is terminated after the first anniversary of the Commencement Date, the Executive will have one year from the date of the termination to exercise those shares or options that vested prior to termination.

(4) Except as specifically provided herein, to the extent permissible under Section 422 of United States Internal Revenue Code and to the extent agreed to between Executive and the Board, shall be incentive stock options. All Options granted hereunder shall be also granted pursuant to the Company’s 2007 Stock Option Plan. All Options issued under this Agreement shall be adjusted for mergers, stock splits, stock spin-offs, reverse stock splits and similar events.

3. Trade Secrets. The Executive shall not use (except for the benefit of the Corporation while employed hereunder) or disclose to anyone any of the Corporation’s trade secrets or other confidential information. The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how,” formulae, secret processes, recipes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information (a) becomes a part of the public domain other than through a breach of this Agreement or (b) is disclosed to the Executive by a third party who is entitled to receive and disclose such information or (c) was in the Executive’s possession prior to the Commencement Date.

4. Return of Documents and Property. Upon the end of the Employment Period or upon the effective date of notice of the Executive’s or the Corporation’s election to terminate this personal representatives) shall deliver to the Corporation (a) all documents and materials containing trade secrets or other confidential information relating to the business and affairs of the Corporation, and (b) all documents, materials and other property belonging to the Corporation, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

5. Discoveries and Works. All discoveries and works made or conceived by the Executive during his employment by the Corporation, jointly or with others, that relate to the Corporation’s activities shall be owned by the Corporation. The term “discoveries and works” includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall (i) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure title to such discoveries and works in the Corporation, (ii) assist the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (iii) promptly execute, whether during his employment by the Corporation or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Corporation and to protect its title thereto. Set forth on Schedule II attached hereto is a list of inventions, patented or unpatented, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to his employment by the Corporation and which are excluded from this Agreement.

6. Termination; Resignation.

(a) Parties’ Rights to Terminate. The Executive may terminate this Agreement by resignation at any time, upon 60 days’ prior written notice (the “Notice Period”), and the Corporation may terminate this Agreement with “cause,” as defined below, or without cause upon 60 days’ prior written notice. “Cause” shall mean (i) the failure of the Executive to perform his duties as set forth in this Agreement or as may be reasonably imposed from time to time on the Executive by law (whether or not reasonable) or the Board, provided such duties are consistent with his position, in a manner substantially consistent with the manner prescribed by the Board (other than any such failure resulting from incapacity due to physical or mental illness), (ii) the engaging by the Executive in misconduct materially and demonstrably injurious to the Corporation, (iii) the commission, conviction or indictment of the Executive for commission of a felony, whether or not such felony was committed in connection with the Corporation’s business, or (iv) the circumstances described in Section 7 hereof, in which case the provisions of Section 7 shall govern the rights and obligations of the parties.

(b) Termination for Cause; Resignation without Good Reason. In the event the Corporation terminates this Agreement for “cause” or the Executive resigns without “good reason,” as defined herein, the Executive’s rights hereunder shall cease as of the effective date of such termination (30 days after notice), except as otherwise provided in Section 6(c) and 7, and Executive shall be entitled to payment of all amounts of Base Salary, any bonus payments actually earned but unpaid, accrued but unused vacation, reimbursements for appropriate expenses incurred prior to the termination date, and any other amounts payable under Corporation policy or applicable law that are due or accrued as of the termination date.

(c) Termination Without Cause or Resignation with Good Reason. In the event that the Corporation terminates the Executive’s employment without cause or the Executive terminates his employment for good reason within one year of the Commencement Date, the Corporation shall pay to the Executive the Base Salary for 120 days from the date of the notice of termination. After the first year from the Commencement Date, if the Corporation terminates the Executive’s employment without cause or the Executive terminates his employment for good reason, the Corporation shall pay the Executive 180 days’ Base Salary (including, not in addition to, any notice period). Other than as set forth in this paragraph, in no event shall the Corporation pay any other severance unless agreed to by the Parties.

(d) Good reason means (i) a material reduction of the Executive's duties, title, position, reporting status, or responsibilities; (ii) a reduction of the Executive's Base Salary as in effect immediately prior to such reduction; (iii) a material, uncured breach by the Corporation of this Agreement; or (v) the Corporation’s failure to maintain appropriate D&O insurance .The Corporation shall have the ability to cure any action that constitutes good reason during the Notice Period.

7. Disability; Death. (a) If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to substantially perform his duties by reason of disability or impairment of health for at least three consecutive calendar months, the Corporation shall have the right to terminate this Agreement by giving written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. After giving such notice, (i) the Employment Period shall terminate with the payment of the Executive’s base compensation for the month in which notice is given and the payment of a pro rata portion of any bonus that would have been payable to Executive under Section 2(c) had he not become disabled, (ii) the Restricted Stock and all unvested Options (and any other option or restricted stock granted to him) will vest in full on the effective date of termination and (with respect to the Option or any option) expire 6 months after the effective date of termination, and (iii) all of the Executive’s benefits under this Agreement shall terminate, except that the Executive shall receive such accidental disability benefits to which the Executive may be entitled under the plans of the Corporation then in effect. In the event of a dispute as to whether the Executive is disabled within the meaning of this Section 8(a), either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall establish a presumption as to whether the Executive has become disabled and the date when such disability arose. Such presumption shall become binding and conclusive upon the parties unless, within 20 days of the date of receipt of such written medical opinion, the party disputing such opinion provides a contrary written medical opinion from two doctors appointed by the same Chief of Staff which appointed the first doctor, in which event the opinions of the latter two doctors shall become binding and conclusive upon the parties. The cost of any such medical examinations shall be borne by the Corporation, except that the Executive shall bear the cost of any medical examinations sought in order to rebut a presumption of disability.

(b) If, prior to the expiration or termination of the Employment Period, the Executive shall die, the Corporation shall pay to the Executive’s estate (or to the revocable living trust previously specified by the Executive) his base compensation through the end of the month in which the Executive’s death occurred and a pro rata portion of any bonus (if any) that would have been payable to the Executive under Section 2(c) had his death not occurred, at which time the Employment Period shall terminate without further notice. In addition, all of the Executive’s benefits under this Agreement shall terminate, except that the Executive’s estate shall receive such accidental death benefits to which the Executive may be entitled under the plans of the Corporation then in effect.

8. Non-Competition/Non-Solicitation. (a) During the term of this Agreement and for any period for which the Executive receives severance from the Corporation following the termination of this Agreement, the Executive will not compete, directly or indirectly, with the Corporation, or any of its parent corporations, subsidiaries or affiliates, in the businesses of the Corporation, including, without limitation, the Corporation’s energy related businesses based upon its proprietary technology. Such restriction shall include, but not be limited to, ownership (direct or indirect, including without limitation by a member of the Executive’s family) of any interest in a business that is in competition (as described above) with the Corporation, and being an officer, shareholder, director, executive or contractor of or consultant to any such business, whether or not for compensation; provided that, the foregoing shall not prohibit Executive from owning five percent (5%) or less of the outstanding equity securities of any corporation or entity, nor shall it prohibit him from owning any interest, whether as a creditor or stockholder, in the Corporation. The Executive further agrees that, during the above period, he will not, in any capacity, except in connection with the performance of services hereunder, either separately, jointly or in association with others, directly or indirectly solicit or contact, with regard to a business competitor of the Corporation, any of the Corporation’s agents, suppliers, customers or prospects, as shown by the Corporation’s records, that were agents, suppliers, customers or prospects of the Corporation at any time during the year immediately preceding the termination of employment hereunder, where the purpose of such solicitation or contact is to compete with, or is intended to compete with, the Corporation. The Executive further agrees that, during the above period, he will not, in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit any of the Corporation’s executives, employees, or consultants.

(b) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. The Executive expressly agrees that breach of the foregoing would result in irreparable injuries to the Corporation, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, the Corporation, in addition to all other available remedies, shall be entitled as a matter of right to seek injunctive relief in any court of competent jurisdiction.

9. Enforcement. The Executive agrees that the Corporation’s remedies at law for any breach or threat of breach by him of the provisions of Sections 3, 4, 5 and 8 hereof will be inadequate, and that the Corporation shall be entitled to an injunction or injunctions (and temporary restraining orders and preliminary injunctions, as the case may be) to prevent breaches of the said provisions and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Corporation may be entitled at law or equity.

10. Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Assignment. The Executive’s rights and obligations under this Agreement shall not be assignable by the Executive. The Corporation’s rights and obligations under this Agreement shall be assignable by the Corporation, including as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Corporation. In the event of any such assignment by the Corporation, all rights of the Corporation hereunder shall inure to the benefit of the assignee.

12. Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

Subhash Dhar
International Business & Technology Management LLC
PO Box 8008
Bloomfield Hills, MI 48302-9009

and properly addressed to the Corporation if addressed to:

Peter Novak
Chief Executive Officer
Ener1, Inc.
500 West Cypress Creek Road, Suite 100
Ft. Lauderdale, Florida 33309

with a copy to:
Curtis A. Wolfe
General Counsel
Ener1, Inc.
500 West Cypress Creek Road, Suite 100
Ft. Lauderdale, Florida 33309
Facsimile: (954) 229-7595
Email: cwolfe@ener1group.com

13. Award to Prevailing Party in Dispute. In the event either of the parties to this Agreement commences any action or proceeding arising out of, or relating in any way to, this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded to such party, his or its costs, expenses and reasonable attorneys’ fees.

14. Additional Documents to be Executed by the Executive. The obligations of the Corporation under this Agreement shall be subject to the execution and delivery, by the Executive, of the Corporation’s Business Code of Conduct, and other standard in-processing documentation normally required of all incoming employees. The obligations of the Executive thereunder shall be additive and complementary to the Executive’s obligations hereunder.

15. Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the day and year first above written.

ENER1, INC.	EXECUTIVE

By:
Name: Peter Novak Title: Chief Executive Officer	Subhash Dhar

SCHEDULE I

Milestones

Milestones for vesting of restricted stock

1.
The Executive shall deliver a definitive agreement(s) between the Company or EnerDel and a strategic partner for the development of EnerDel’s battery technology for certain defined applications that includes an investment.from the strategic partner and that receives approval.from the Company’s Board of Directors.

2.
The Executive shall (i) deliver a plan for the use of the Ft. Lauderdale battery facility and related equipment; (ii) receive approval for the plan from the Company’s Board of Directors, and (iii) implement the plan to achieve the plan’s goals as outlined in the plan.

Milestones for Base Salary increase and Annual Salary Adjustments

Within the first 6 months (2) of the following must be accomplished to justify an increase in Base Salary:

(1)	Bring 2 board of director candidates for Ener1, that are acceptable to the current BOD.

(2)	Reorganize the management structure of Ener1 Inc and/or EnerDel or other subsidiaries to facilitate executing our goals and to increase efficiency of operations of Ener1.

(3)	Attract and retain new human capital to Ener1 to facilitate executing our goals and to increase efficiency of operations.

(4)	Succeed with winning Phase II of USABC.and winning an OEM or equivalent contract or GM E-Flex proposal or equivalent high-profile project (GE or other)

(5)	Completion of strategic partnership for EnerDel

SCHEDULE II

Inventions
None.